Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2017 (except for all unit and per unit amounts as discussed in Note 1 and for Notes 15 and 17, which are as of August 14, 2017) with respect to the consolidated financial statements of Energy Transfer Partners, L.P. incorporated by reference in this Current Report of Energy Transfer Equity, L.P. on Form 8-K. We consent to the incorporation by reference of said report in the Registration Statements of Energy Transfer Equity, L.P. on Forms S-3 (File No. 333-216451, File No. 333-215969, File No. 333-215893, and File No. 333-146300) and on Form S-8 (File No. 333-146298).

/s/ GRANT THORNTON LLP

Dallas, Texas
October 2, 2017